EXHIBIT 10.02

AMENDED AND RESTATED
SENIOR EXECUTIVE
TERMINATION BENEFITS AGREEMENT

This Amended and Restated Senior Executive Termination Benefits Agreement (the “Agreement”), dated as of January 15, 2009 (the “Effective Date”), by and between Darling International Inc., a Delaware corporation (the “Company”), and John O. Muse (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company previously entered into that certain Senior Executive Termination Benefits Agreement, dated as of December 31, 2007, as amended by that First Addendum to Senior Executive Termination Benefits Agreement dated as of December 9, 2008 (collectively, the “Prior Agreement”); and

WHEREAS, the Executive has made and, if he continues to be employed by the Company, will continue to make valuable contributions to the productivity and profitability of the Company; and

WHEREAS, the Company considers that providing severance benefits will operate as an incentive for the Executive to remain employed by the Company; and

WHEREAS, this Agreement amends, restates and supersedes the Prior Agreement in its entirety;

NOW, THEREFORE, to induce the Executive to remain employed by the Company, and to acknowledge the “At Will” status of the Executive’s employment by the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

1.           Circumstances Triggering Receipt of Severance Benefits.

Subject to the Executive’s execution of a general release (on the Company’s standard form) in favor of the Company pursuant to which the Executive waives, effective as of the Termination Date (as hereinafter defined), any and all claims, known or unknown, relating to the Executive’s employment by the Company or the termination thereof, the Company shall provide the Executive with the benefits set forth in Section 3 upon any termination of the Executive’s employment for any reason except the following:

(a)
Termination by reason of the Executive’s “voluntary termination” other than a Change in Control Termination (as hereinafter defined). For the purposes of this Agreement, “voluntary termination” shall mean the voluntary resignation by the Executive of his employment with the Company;

(b)
“Termination with Cause.” For the purposes hereof, “Cause” shall mean termination of employment of the Executive by the Company following (1) failure of the Executive to render services to the Company in accordance with the reasonable directions of the Company’s Chief Executive Officer or Board of Directors, which failure shall continue after written notice from the Company, (2) the commission by the Executive of an act of fraud or dishonesty or of an act which he knew to be in material violation of his duties to the Company (including the unauthorized disclosure of confidential information) or (3) following a felony conviction of the Executive; or

(c)
Termination upon the Executive’s normal retirement.  For the purposes of this Agreement, “normal retirement” shall mean the termination of employment of the Executive by the Company or the Executive in accordance with the Company’s retirement policy (including early retirement, if included in such policy and elected by the Executive in writing) generally applicable to its senior executive employees, or in accordance with any other retirement agreement entered into by and between the Executive and the Company.

For the purpose of this Agreement, the placement of the Executive on permanent or long-term disability status as defined by the Company’s long-term disability policy covering the Executive and the death of the Executive shall not be deemed a termination and shall not qualify the Executive for the benefits set forth in this Agreement.

2.           No Entitlement of Employment and Acknowledgment of “At Will” Status.

This Agreement shall not be construed as and does not constitute a promise or guaranty of continued employment. In consideration of this Agreement, the Executive acknowledges and agrees that his employment with the Company is “At Will”. The Executive understands that his employment with the Company is not for a specified term and is at the mutual consent of the Executive and the Company and, therefore, the Company can terminate the employment relationship at will, with or without Cause.

3.           Termination Benefits.

Subject to the conditions set forth in Section 1, and subject to the mitigation provisions contained in Section 5, the following benefits (subject to any changes in benefit programs that may occur in the future and any applicable payroll or other taxes required to be withheld) shall be provided to the Executive:

(a)
Compensation. Commencing on the Termination Date (as defined below), the Executive shall be paid periodically, according to his unit’s wage practices, the amount of his periodic base salary until he has been paid one and one-half (1.5) times his annual base salary (“Termination Pay Amount”) at the highest rate in effect in the preceding twelve (12) months.  Each such periodic termination payment is hereby designated a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding the foregoing, if a Change in Control (as hereinafter defined) of the Company occurs and if either the Company terminates the Executive’s employment without Cause within twelve (12) months following such Change in Control or the Executive resigns within ninety (90) days following such Change in Control (either such event being referred to herein as a “Change in Control Termination”) then in lieu of the Termination Pay Amount, and not in addition thereto, the Executive shall receive a lump sum payment within thirty (30) days of the date of termination or resignation, as the case may be, equal to three (3) times the Executive’s annual base salary at the highest rate in effect in the preceding twelve (12) months (the “Change in Control Termination Payment”).

(b)	Vacation Pay. Any accrued vacation pay due but not yet taken at the Termination Date shall be paid to the Executive on the date his employment with the Company is terminated (the “Termination Date”).

(c)
Welfare Benefits, etc. The Executive’s participation (including dependent coverage) in any life, disability, health and dental plans, and any other similar fringe benefits of the Company (except business accident insurance and continued contributions to qualified retirement plans) in effect immediately prior to the Termination Date shall be continued, or equivalent benefits provided by the Company, for a period of eighteen (18) months from the Termination Date, or thirty-six (36) months in the case of a Change in Control Termination, to the extent allowed under the policies or agreements pursuant to which the Company obtains and provides such benefits.

(d)
Bonus and Retirement Benefits.  The Executive shall not be entitled to any bonus under the Company’s executive bonus plan for the year in which his termination occurs. The Agreement shall not affect the Executive’s entitlement to benefits under the Company’s retirement plan accrued as of his termination.

(e)
Executive Outplacement Counseling.  The Company shall engage an outplacement counseling service of national reputation, at its own expense provided that such expense shall not exceed Ten Thousand Dollars ($10,000), to assist the Executive in obtaining employment, until the earliest of (i) two years from the Termination Date, (ii) such date as the Executive has obtained employment, or (iii) until such time the Company’s expenses equal Ten Thousand Dollars ($10,000).

For purposes of the Agreement, “Change in Control” means the occurrence of any of the following events:

(1) Any Person, as defined in the Company’s 2004 Omnibus Incentive Plan (the “Omnibus Plan”), becomes the Beneficial Owner (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its Directors (the “Outstanding Employer Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, including without limitation, a public offering of securities; (ii) any acquisition by the Company or any of its Subsidiaries (as defined in the Omnibus Plan); (iii) any acquisition by an employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries; or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii), and (iii) of clause (3) of this definition below;

(2) Individuals who  constitute the Board of Directors as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election to the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(3) Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of the Company or all or substantially all of the Company’s assets either directly or indirectly or through one or more Subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Employer Voting Securities; (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, such Successor Entity, or any of their Subsidiaries) is the Beneficial Owner, directly or indirectly, of thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso of clause 2 of this definition at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

4.           Entirety.

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless referring specifically to this Agreement and executed in writing by the parties hereto.  In no event will the Executive be entitled to severance under both this Agreement and the Company’s severance policy, if any, as it is the intent of the parties hereto that the severance provided for in this Agreement shall be in lieu of, and not in addition to, the severance that the Executive would otherwise be entitled to under the Company’s severance policy, if any.

5.           Mitigation.

The Executive is required to mitigate the Termination Pay Amount by seeking other comparable employment as promptly as practicable after the Termination Date and amounts due hereunder shall be offset against or reduced by any amount earned from such other employment. The benefits provided for in Section 3(c) shall terminate upon the Executive’s obtaining such other employment. The Executive hereby agrees to notify the Company promptly upon obtaining employment.

6.           Certain Obligations of Executive.

In order to induce the Company to enter into this Agreement, the Executive hereby agrees to the following obligations, which obligations of the Executive shall be in addition to, and shall not limit, any other obligation of the Executive to the Company with respect to the matters set forth herein or otherwise:

(a)
Nondisclosure.  The Executive hereby agrees that all documents, records, techniques, business secrets, price and route information, business strategy and other information, whether in electronic form, hardcopy or other format, which have come into his possession from time to time during his employment by the Company or which may come into his possession during his employment, shall be deemed to be confidential and proprietary to the Company and the Executive further agrees to retain in confidence any confidential information known to him concerning the Company and its affiliates and their respective businesses, unless such information (i) is publicly disclosed by the Company or (ii) is required to be disclosed by valid legal process; provided, however, that prior to any such disclosure, if reasonably practicable, the Executive must first notify the Company and cooperate with the Company (at the Company’s expense) in seeking a protective order.

(b)
Return of Property.  The Executive agrees that, upon termination of the Executive’s employment with the Company for any reason, the Executive will return to the Company, in good condition, all property of the Company and any of its affiliates, including without limitation, keys; building access cards; computers; cellular telephones; automobiles; the originals and all copies (in whatever format) of all management, training, marketing, pricing, strategic, routing and selling materials; promotional materials; other training and instructional materials; financial information; vendor, owner, manager and product information; customer lists; other customer information; and all other selling, service and trade information and equipment.  If such items are not returned, the Company will have the right to charge the Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(c)
Nonsolicitation.  During the period of employment with the Company and for a period of 12 months thereafter, the Executive will not, on the Executive’s own behalf or on behalf of any other person, partnership, association, corporation or other entity, or otherwise act indirectly to hire or solicit or in any manner attempt to influence or induce any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, nor will the Executive use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the employees of the Company or its affiliates.

(d)
Nondisparagement.  The Executive shall not, either during the term of this Agreement or at any time thereafter, make statements, whether orally or in writing, concerning the Company, any of its directors, officers, employees or affiliates or any of its business strategies, policies or practices, that shall be in any way disparaging, derogatory or critical, or in any way harmful to the reputation of the Company, any such persons or entities or business strategies, policies or practices.

(e)
Cooperation.  The Executive agrees to cooperate, at the request and expense of the Company, in the prosecution and/or defense of any claim or litigation in which the Company or any affiliate is involved on the Termination Date or thereafter that includes subject matter as to which the Executive has knowledge and/or expertise.

(f)
Damages.  Notwithstanding anything in this Agreement to the contrary, if the Executive breaches the covenants contained in this Section 6, the Company will have no further obligations to the Executive pursuant to this Agreement or otherwise and may recover from the Executive all such damages to which it may be entitled at law or in equity.  In addition, the Executive acknowledges that any such breach may result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate.  Accordingly, the Company may seek whatever relief it determines to be appropriate to protect the Company’s rights under this Agreement, including, without limitation, an injunction to prevent the Executive from disclosing any trade secrets or confidential or proprietary information concerning the Company to any person or entity, to prevent any person or entity from receiving from the Executive or using any such trade secrets or confidential or proprietary information and/or to prevent any person or entity from retaining or seeking to retain any other employees of the Company.  The Executive acknowledges good and sufficient consideration for the covenants of this Section 6.

7.           Successors.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession has taken place.

8.           Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Texas.

9.           Termination.

This Agreement shall terminate on December 31, 2009.

10.           Certain Additional Payments.

(a) Anything in this Agreement to the contrary notwithstanding, if prior to the second anniversary of the change in ownership or effective control of the Company (as those events are determined for purposes of Section 280G of the Code) it shall be determined that any payment, benefit or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise), including but not limited to for such determination acceleration of vesting and benefits as determined in regulations promulgated pursuant to Section 280G of the Code, but determined without regard to any additional payments required under this Section 10 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision, or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise taxes, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within forty-five (45) business days of the receipt of notice from Executive to the Company that there has or may have been a Payment (a “Payment Notice”), or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the actual rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the actual rates.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section10, shall be paid by the Company to the Executive (or directly to the Internal Revenue Service or other appropriate taxing authority for the benefit of the Executive), on or prior to the later of (i) the due date for the payment of any Excise Tax, income tax or other amount comprising the Gross-Up Payment to the relevant taxing authority, and (ii) the forty-fifth (45th) day following the Company’s receipt of the Payment Notice, but in no event later than the end of Executive’s taxable year following the year in which any Excise Tax, income tax or other amount comprising the Gross-Up Payment was remitted to the relevant taxing authority.  Subject to the following provisions of this Section 10 to the contrary, any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), or that additional amounts were paid to the Executive (“Overpayment”) consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 10(c) and the Executive thereafter is required to make a payment of any Excise Tax, or there has been an Overpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, or the Executive shall return to the Company the amount of such Overpayment, as the case may be.  Without extending any time period set forth in this Section 10 for any Gross-Up Payment or Underpayment due hereunder, such amount shall be paid no later than the end of the calendar year following the calendar year in which the Executive pays the related tax, except as stated in Section 11.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or would require a re-calculation of amounts as set forth in Section10(a).  Such notification shall be given as soon as practicable but no later than five (5) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim unless directed to do so by the Company.  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)
take such action in connection with contesting such claim as the Company shall request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) reasonably incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  The Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Executive of a payment by the Company of an amount on the Executive’s behalf pursuant to Section 10(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 10(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim, the Executive shall so notify the Company, and the Executive shall co-operate with the Company, at the Company’s request, to contest such denial of refund.

(e)           The parties intend that this Section 10 shall be in compliance with the Sarbanes-Oxley Act of 2002 (“SOX”).  If any provision of this Section 10 is inconsistent with SOX, the parties agree to reform this Section 10 to comply therewith.

11.           Compliance with Code Section 409A.

To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, and if and only to the extent it becomes necessary to prevent any accelerated or additional tax under Section 409A of the Code, if the Executive is a “specified employee” as defined in Section 409A of the Code, any severance pay or benefits constituting deferred compensation to which Section 409A applies and payable by reason of the Executive’s termination of employment (severance pay and benefits up to $450,000 are not subject to Section 409A) shall be deferred (without any adjustment to the amount of such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following such termination (or the earliest date as is permitted under Section 409A of the Code).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

DARLING INTERNATIONAL INC.

By:	/s/ Randall C. Stuewe
Randall C. Stuewe
Chief Executive Officer

EXECUTIVE

By:	/s/ John O. Muse
John O. Muse